Subsidiaries of the Registrant



         Channel Financial Services, Inc.

         Merisel Americas, Inc.

         Merisel Asia, Inc.

         Merisel CCR, Inc.

         Merisel Properties, Inc.

         Optisel, Inc.

         Bynum Investments, Inc.

         Pendroy Capital, Inc.

         RKM Partners, Inc.